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Exhibit 2

CERTIFICATE

TO:	Petro-Canada
AND TO:	Her Majesty in right of Canada (the "Government")
AND TO:	Toronto Stock Exchange
AND TO:	The Securities Commission or similar regulatory authority in each of the Provinces and Territories of Canada

CIBC World Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Dominion Securities Inc. (collectively, the "Lead Underwriters"), the lead underwriters of the sale of 49,390,104 common shares (the "Shares") of Petro-Canada pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") dated September 23, 2004 among the Lead Underwriters, BMO Nesbitt Burns Inc., National Bank Financial Inc., Scotia Capital Inc., TD Securities Inc., Goldman, Sachs & Co., UBS Securities Canada Inc., Canaccord Capital Corporation, FirstEnergy Capital Corp., GMP Securities Ltd., Peters & Co. Limited, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Beacon Securities Limited, Casgrain & Company Limited, Dundee Securities Corporation, First Associates Investments Inc., Orion Securities Inc., Raymond James Ltd. and Tristone Capital Inc. (collectively, the "Underwriters") and Petro-Canada and the Government,, hereby certifies as follows:

1.
the Lead Underwriters are authorized to act as representatives of the Underwriters and have knowledge of the matters referred to in this certificate;

2.
the Underwriters have completed the distribution of all of the Shares purchased by the Underwriters pursuant to the Underwriting Agreement; and

3.
the Underwriters are not conducting any market stabilization activities.

Dated this 24th day of September, 2004.

CIBC WORLD MARKETS INC.		MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Per:	/s/ T. TIMOTHY KITCHEN Name: T. Timothy Kitchen Title: Managing Director	Per:	/s/ DREW M. ROSS Name: Drew M. Ross Title: Director

RBC DOMINION SECURITIES INC.

		Per:	/s/ GORDON M. RITCHIE Name: Gordon M. Ritchie Title: Managing Director

, on their own behalf and on behalf of the other Underwriters.

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Exhibit 2